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                                                                      Exhibit 2

January 9, 2002
BY HAND DELIVERY

Syntellect, Inc.
Timothy P. Vatuone
Vice President, Chief Financial Officer, Secretary and Treasurer
16610 N. Black Canyon Highway
Phoenix, AZ  85053

Dear Mr. Vatuone:

         Mission Partners LP, a Delaware Limited Partnership ("Mission") is a holder of record of stock of Syntellect, Inc. Mission's address is 11 West 42nd St., 19th Floor, New York, NY 10036. Mission is the beneficial owner of 529,600 shares of Common Stock of Syntellect, Inc. (the "Syntellect Shares") and is entitled to vote at the 2002 Annual Meeting of Stockholders. MCM Associates, Ltd. is the general partner of Mission and has sole dispositive power of the Syntellect Shares.

         Presently, a representative or proxy of Mission intends to appear in person at the Annual Meeting to nominate Camille Jayne as Director of Syntellect, Inc. Camille Jayne is 49 years old and currently resides at 5 New Dawn, Irvine, CA 92620. Ms. Jayne and Mission have no arrangements or understandings pursuant to which this nomination is to be made. Ms. Jayne does not own any shares of Common Stock of Syntellect.

         Mission is neither an "affiliate" nor an "associate" of an "interested stockholder," as such terms are defined in the Securities Exchange Act of 1934. Further, Ms. Jayne is neither an "affiliate" nor an "associate" of an "interested stockholder," as such terms are defined in the Securities Exchange Act of 1934. No other information regarding Ms. Jayne would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had Ms. Jayne been nominated, or intended to be nominated, by the Board of Directors.

         Enclosed please find Camille Jayne's signed written consent to serve as a Director of Syntellect, Inc. if so elected, along with her resume.

Very truly yours,
Mission Partners LP
By: MCM Associates Ltd.
Its: General Partner

By: /s/ Geoffrey Nixon
   ---------------------------------
      Geoffrey Nixon
      President, MCM Associates Ltd.